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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Tekelec on Form S-8 of our report dated January 29, 2002, relating to the consolidated financial statements of Tekelec as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which report appears in Tekelec's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated March 28, 2002, relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 6, 2002